Exhibit 10.4

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Fieldstone Investment Corporation (the "Company"), hereby grants performance shares relating to shares of its common stock (the "Stock"), to the individual named below as the Holder, subject to the terms and conditions set forth in this cover sheet, in the attachment and in the Company's Equity Incentive Plan (the "Plan").

Grant Date: Name of Holder:

Performance Period:

Performance Goal

	Return on Equity for the Performance Period (ROE)	Number of Performance Shares*
Minimum	__%
Target	__%
Maximum	__%

*No Performance Shares will be earned if the minimum ROE is not attained. The number of Performance Shares that may be earned for ROE values between the Minimum and Target, and between the Target and Maximum, will be determined by interpolation. In no event may you earn more than the Maximum number of Performance Shares. Performance Shares earned are at risk of forfeiture according to the Time-Based Vesting Requirement.

Time-Based Vesting Requirement (subject to your continued Service)

Vesting Date	Vesting Percentage Based on Continued Service

Dividend Equivalents. Dividends Equivalents will be earned once the minimum Performance Goal is met. Dividends equivalents will accrue, and will be paid when the Performance Shares become vested (subject to applicable withholding taxes). No earnings or interest are paid on Dividend Equivalents.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
Company:
(Signature)

Title:

Attachment

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT
Performance Shares/ Transferability

This grant is an award of performance shares, subject to the vesting conditions described below (the "Performance Shares"). Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Number of Performance Shares

The number of Performance Shares that you may earn is based on the Company's achievement of the Performance Goals, as set forth on the cover sheet. You will not be entitled to any Performance Shares unless the minimum Performance Goal for the Performance Period (as set forth on the cover sheet) is met or exceeded.

If, as a result of a material restatement of the Company's financial results for all or a portion of the Performance Period that occurs after the close of the Performance Period but prior to March 31, 2009 (a "Restatement"), the Company's ROE for the Performance Period (giving effect to the Restatement) differs from the Company's ROE for the Performance Period without giving effect to the Restatement, then the number of Performance Shares that you may earn shall be determined based on the Company's ROE giving effect to the Restatement.

Vesting

If the minimum Performance Goal is met, the number of Performance Shares indicated on the cover sheet for the level of Performance Goal achieved will be earned. However, earned Performance Shares are subject to forfeiture if your Service terminates prior to vesting according to the Vesting Schedule set forth on the cover sheet. No Performance Shares will vest after your Service has terminated for any reason.

Delivery of Stock Pursuant to Vested Performance Shares

A certificate for all of the shares of Stock represented by the earned and vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on or immediately after you have vested in such Performance Shares provided, that, if vesting occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company's insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of such shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction, but in any event no later than 2 1/2 months after the end of the calendar year in which such Performance Shares vested.

Dividends

If the minimum Performance Goal is met, you will be entitled to a cash payment (the "Dividend Equivalent") based on the amount of any cash dividends paid by the Company on the Stock after the Performance Goal has been met and prior to the vesting of the Performance Shares. The Dividend Equivalent will be calculated as the product of: (a) the number of unvested Performance Shares (measured as of the ex-dividend date for the Stock) times (b) the per share cash dividend amount paid to holders of the Stock. The Company will pay the Dividend Equivalents to you at the time you become vested in the Performance Shares, but only with regard to the number of Performance Shares that vest.

Your right to receive Dividend Equivalents terminates upon your termination of Service for any reason. Payment of Dividend Equivalents will be delayed six months if payment is made in connection with your separation from Service and such a delay is required to avoid the imposition of the excise tax under Code Section 409A.

Forfeiture of Unvested Performance Shares

In the event that your Service terminates for any reason other than: (i) your death, (ii) your Disability or (iii) your Involuntary Termination within one year following a Corporate Transaction, then you will forfeit all the Performance Shares that have not yet become vested.

If your Service terminates because of your death, Disability, or Involuntary Termination within one year following a Corporate Transaction, then if the minimum Performance Goal has been met, you will be fully vested in the Performance Shares. If the minimum Performance Goal has not yet been met, then you will forfeit all of the unvested Performance Shares upon a termination of your Service for any reason.

For the purpose of this Agreement, "Involuntary Termination" means a termination of your Service by the Company without Cause.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares, payment of Dividend Equivalents or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the statutory minimum withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Performance Shares unless and until the Stock relating to the Performance Shares has been delivered to you.
Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Performance Shares covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Other Agreements	You agree, as a condition of the grant of this Award, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.
Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company's annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Secretary of the Company to request paper copies of these documents.

The Plan

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Performance Shares. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Stock Ownership Requirements

Your right to the Performance Shares is subject to your compliance with the stock ownership requirement ("Stock Ownership Requirement") set forth in this section of the Agreement. If you are at or above the level of Executive Vice President, or you are a senior officer who directly reports to the Chief Executive Officer, you are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this Performance Share grant together with all other shares of Stock acquired by you pursuant to any other award made under the Plan until the number of shares of Stock owned by you satisfies the Company's stock ownership guidelines. If the number of shares of Stock owned by you satisfies the Company's stock ownership guidelines, you may dispose of the shares of Stock acquired pursuant to this Performance Share grant as long as you continue to satisfy the Company's stock ownership guidelines after the disposition. The Stock Ownership Requirements shall lapse upon your termination of Service.

The Company shall have the right to enforce the Stock Ownership Requirements contained in the Agreement through the use of an escrow arrangement. In the event the Company uses an escrow, the certificates for the Performance Shares shall be deposited in escrow with the Secretary of the Company to be held in accordance with this section of the Agreement. The shares of Stock held in escrow shall be subject to the following terms and conditions relating to their release from escrow:

  All shares shall be released upon your termination of Service.
  Upon your written request, the shares (or a portion thereof) shall be released to you from the escrow upon presentation of evidence satisfactory to the Company that the disposition of such shares would not cause you to violate the Stock Ownership Requirements.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.